                                                                    EXHIBIT 10.2

                           SHARE EXCHANGE AGREEMENT
                           ------------------------


        THIS SHARE EXCHANGE AGREEMENT (the "Agreement" ) is dated as of December 15, 1997 by and between Davin Enterprises, Inc., ("Company") and ACMA Strategic Holdings, Ltd., Carl Tong, and Leo Kwok, (collectively the "Shareholder"), the owners of Creative Master Limited ("CML").

                                   RECITALS

        WHEREAS, Shareholder owns one hundred percent of the issued and outstanding stock of CML (the "Shares"), and;

        WHEREAS, Company is a Delaware incorporated US public company, currently traded on the NASD Bulletin Board under the symbol DAVN, and;

        WHEREAS, Company desires to acquire the Shares and Shareholder desires to exchange the Shares for newly issued stock in the Company.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and terms contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.   EXCHANGE OF THE SHARES AND CONSIDERATION

     1.01. SHARES BEING EXCHANGED. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, Shareholder shall assign, transfer and deliver to the Company all of the Shares.

     1.02. CONSIDERATION. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Shares to the Company, the Company shall at Closing issue to Shareholder and/or its designees, and Shareholder and/or its designees shall purchase, acquire and/or accept from the Company, 48,060,000 shares in the Company (the "Consideration"), equal to 96.12% of all issued and outstanding stock.

     1.03. CLOSING. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Iwona J. Alami or other such place as mutually agreed upon, on or before December 28, 1997.

     1.04. METHOD OF CLOSING. The method of closing shall require the parties to satisfy the conditions specified in

Section 6.

II.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND CML

Shareholder and CML represents and warrants to the Company as follows, as of the closing:

     2.01. ORGANIZATION. CML is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. CML has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

     2.02. CAPITALIZATION.

           2.02(a) CML has 100,000 total shares authorized, of which 100,000 are issued and outstanding. All issued and outstanding shares of CML are duly authorized, validly issued, issued for value, fully paid and nonassessable.

           2.02(b) There are no outstanding preferred stock, options, warrants, or any other rights to purchase any securities of CML.

     2.03. AUTHORITY. Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Shareholder and no other corporate proceedings on the part of CML and/or Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby.

     2.04. FINANCIAL INFORMATION & EARNINGS GUARANTEE.

           2.04(a) Attached as Exhibit A is CML's audit for the period ending December 31, 1996. The Financial Information provided by Shareholder to Company is accurate and not misleading, to the best of Shareholder's knowledge.

           2.04(b) Shareholder warrants that CML's consolidated net income, as audited under US GAAP for the fiscal year ending December 31, 1998, will not be less than US$1.2 million. In the event that the audited earnings fall below this amount, Shareholder will cancel that number of Company shares necessary to increase Company earnings per share ("EPS") to the level that would have existed had the earnings met the minimum level stated above (before adjustment for any splits or new issuances post closing). The warranted EPS is 2.4 cents per share, based on the $1.2 million 1998 earnings guarantee and the 50,000,000 total issued shares just after closing. The maximum number of shares that Shareholder may have to cancel will, in any case, not exceed 18 million shares. Before adjustments for
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any stock splits or new issuances, Shareholder will have to cancel 2,083,277 shares of Company common stock for each $50,000 shortfall (below $1.2 million) in 1998 CML earnings, as audited under US GAAP.

     Shareholder agrees that any share cancellation under this provision will take effect on the date the 1998 CML US GAAP audit is completed and that the Company's relevant SEC filing which discloses CML's 1998 results will automatically include any required share cancellation and give effect to the EPS increase from such share cancellation. If any delays in completing a required share cancellation cause the Company to be unable to report the completed share cancellation and improved earnings per share in the Company's SEC filing immediately following the completion of CML's 1998 audit, due no later than March 31, 1999, Shareholder agrees that it will pay the Company a penalty fee of $US50,000 for each month of delay until the cancellation is completed and reported in the Company's SEC filings, with such penalty fee(s) to be due and payable at each month-end.

           2.04(c) Shareholder represents that, upon completion of the US GAAP audits for the year-ended 1997, sales and net equity will exceed US$10 million and US$2 million, respectively. To the extent that the actual US GAAP audited net equity is more than 10% less than US$2 million, the earnings guarantee stated in 2.04(b) will increase, on a dollar for dollar basis.

           2.04(d) To the extent that CML's earnings are below the guaranteed level due to an exchange rate decline, the guaranteed earnings level will be decreased by the same percentage as the change in exchanges rates (the percentage change of the HK/US dollar exchange rate at the time of this agreement to the rate applicable when the 1998 earnings are reporting in the Company's SEC filings), with a maximum decrease in the guaranteed earnings of 10% (in $US dollar terms).

     2.05. LITIGATION. There is no litigation, proceeding or investigation pending or threatened against CML affecting any of its properties, subsidiaries, or assets that might result, either in any case or in the aggregate, in any adverse change in the business, operations, affairs or condition of CML or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     2.06. TITLE TO ASSETS. Shareholder has good and marketable title to CML, and CML has good and marketable title to all of its assets and properties now carried on its books. These assets include a 55% ownership stake in Techtime Industries, Ltd., a 100% ownership stake in Queenex Enterprises, Ltd., a 100% interest in Excel Master, Ltd., and a 70% interest in Carison, Ltd.

     2.07. CONTRACTS AND UNDERTAKINGS. CML and its subsidiary business operations are not in material default, or alleged to be in material default, under any Contract or Undertaking.

     2.08. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Memorandum and Articles of Association of CML, or any agreement, contract or instrument to which CML is a party or by which it or any of its assets are bound.

     2.09. ACCURACY. No document furnished to the Company by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     2.10. FINANCIAL STATEMENTS AND TAX FILINGS. The financial statements of CML (the "Financial Statements") submitted to the Company (a) were prepared in accordance with the books and records of CML; (b) were prepared in accordance with generally accepted accounting principles consistently applied, in this case Hong Kong accounting principles; (c) are accurate and fairly present CML's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of CML's financial condition and the results of its operations for the periods covered by said financial statements; and (e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended. All CML tax filings and payments are current. Shareholder acknowledges that it will cause CML to complete and file US GAAP audited financial statements for 3 historical years with the appropriate US governmental authorities no later than March 31, 1998.

     2.11. ABSENCE OF MATERIAL CHANGES. Since December 31, 1996, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been any material negative change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

     2.12. COMPLIANCE WITH LAW. CML has in all material respects complied with and is now in all material respects in compliance with, all relevant laws applicable to CML. The transfer of CML stock contemplated by this agreement will take place in compliance with relevant laws applicable to such transfer.

     2.13. REORGANIZATION RELATED REPRESENTATIONS.

           2.13(a) following the closing, CML will continue its historic business.

           2.13(b) CML is not an investment company as defined under section 368(a)(2)(f)(iii) and (iv) of the Internal Revenue Code.

           2.13(c) CML is not under any jurisdiction of a court in title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.


III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Shareholder as follows, as of the Closing:

     3.01. ORGANIZATION.

           3.01(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

           3.01(b) Copies of the Certificate of Incorporation and the Article and Bylaws of the Company, to be furnished to Shareholder prior to Closing, are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been excluded in such minute book.

     3.02. CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0._____ per share. 1,937,452 shares will be issued and outstanding prior to the closing. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Except for such outstanding shares, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire stock, other securities or other equity interests.

     3.03. AUTHORITY. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Consideration in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Consideration in accordance with the terms hereof.

     3.04. FINANCIAL STATEMENTS. The Company's financial statements have been prepared in accordance with US generally accepted accounting principles. The Company has no liabilities other than as set forth in its financial statements as filed with the SEC. The Company is not subject to any material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due. As of the closing, all miscellaneous fees and costs, including legal fees, transfer agent fees, etc., will be paid in full.

     3.05. LITIGATION. There is no litigation, proceeding, government inquiry, or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     3.06. TITLE TO ASSETS. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

     3.07. CONTRACTS AND UNDERTAKINGS. The Company (including any of its subsidiaries) has no contracts, agreements, leases, licenses, arrangements, commitments and other undertakings (collectively "Contracts") to which the Company or any such subsidiary is a party or by which it or its property is bound, as of the Closing. The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

     3.08. NO CONFLICT. The execution and delivery of this

Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

     3.09. ACCURACY. No public filing, certificate or other document furnished to Shareholder by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.10. FINANCIAL STATEMENTS AND TAX FILINGS. The financial statements of the Company (the "Financial Statements") set forth in its public filings (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with generally accepted accounting principles consistently applied; (c) are accurate and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said financial statements; and (e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended. All Company state and federal tax filings are current, with no outstanding indebtedness.

     3.11. ABSENCE OF MATERIAL CHANGES. Since the September 30, 1997 SEC Form 10QSB filing, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

           3.11(a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

           3.11(b) any undisclosed redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

     3.12. COMPLIANCE WITH LAW. The Company has in all material respects complied with and it is now in all material respects in compliance with, all Federal and State laws applicable to the Company, including that the Company is current in its SEC filings. The Consideration will be issued in full compliance with all state and federal securities laws.

IV.  COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

     4.01. CORPORATE EXAMINATIONS AND INVESTIGATIONS Prior to the Closing, Shareholder shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company as Shareholder may request to verify the Company's representations. Company shall furnish Shareholder and its representatives during such period with all such information as Shareholder or its representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Shareholder or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Shareholder and/or its representatives. Company shall have the right to request additional information on CML. Company acknowledges that US GAAP audits will not be available on CML until after the Closing. Shareholder agrees to supply Company with copies of available financial and business information as requested. Each party's investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, with copies of requested documents to be provided to the other party upon request.

     4.02. COOPERATION; CONSENTS. Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

     4.03. CONDUCT OF BUSINESS. From the date hereof through the Closing, the Company and CML shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing. Without the prior written consent of Shareholder, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

     4.04. NOTICE OF DEFAULT. From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.


V.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants of the Company, Shareholder and CML contained herein shall survive the closing.

VI.  CONDITIONS PRECEDENT TO CLOSING

     6.01. CONDITIONS PRECEDENT TO OBLIGATION OF SHAREHOLDER The obligations of Shareholder under this Agreement shall be subject to each of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES OF COMPANY TO BE TRUE. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

           (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

           (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

           (d) DIRECTOR RESIGNATION. Prior to the Closing, all of the directors and officers of the Company shall have submitted their resignations to Company to be held in escrow and to become effective at the Closing.

           (e) NO LIABILITIES. As of the closing, the Company shall have no liabilities or taxes owed. In addition, the Company shall have no material contingent liabilities or taxes owed.

           (f) NO MATERIAL ADVERSE CHANGE. Following the execution of this agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations, of Company.

     6.02. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY. The obligation of the Company under this Agreement shall be subject to the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND CML TO BE TRUE. The representations and warranties of Shareholder herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder shall have performed in all material respects all obligations and complied in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

           (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

           (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by Shareholder of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Shareholder of the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, requirements imposed by the government of Hong Kong.

           (d) INVESTMENT LETTERS: Shareholder shall provide relevant investment letters to enable the Company to issue the Consideration under an available exemption from registration.

           (e) GOOD STANDING: Shareholder shall provide appropriate documentation to show that CML is a corporation in good standing by the requirements of Hong Kong.

           (f) NO MATERIAL ADVERSE CHANGE. Following the execution of this agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations, of CML

VII. MISCELLANEOUS

     7.01. EXPENSES OF SALE. Except as otherwise provided herein, each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein. Without limitation, such expenses shall include the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents, advisors, and finders and other professionals incurred in connection herewith, acting on behalf of such party.

     7.02. NOTICES. All notices, requests and other communications thereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, or by Federal Express or other reputable overnight delivery service, in all cases, addressed to:

               To Shareholder:

               Iwona J. Alami
               Law Offices of Iwona J. Alami
               120 Newport Center Drive
               Suite 200
               Newport Beach, CA 92660
               Fax: 714-495-9927

               To Company:

               Arthur Seidenfeld
               240 Clarkson Avenue
               Brooklyn, NY  11226
               Fax:  718-469-3292

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

     7.03. PARTIES IN INTEREST. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors, designees and assigns of the parties hereto.

     7.04. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including any Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

     7.05. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.06. TERMINATION In the event that one party's due diligence determines a material breach or inaccuracy in the other's representation(s) or other terms of this agreement, the party may terminate its obligations under this agreement by providing written notice of the breach. If the breach is not cured within 10 calendar days, the agreement is terminated, with no further obligations of the parties.

     7.07. GOVERNING LAW. This Agreement shall be subject to Delaware law and jurisdiction, except insofar as the laws of the jurisdictions of domicile of the parties shall control in any conflict of laws dispute.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                         DAVIN ENTERPRISES, INC.

                         By:_________________________

                         Name:_______________________

                         Title:______________________


                         CREATIVE MASTER, LTD.

                         By:_________________________

                         Name:_______________________

                         Title:______________________

                         SHAREHOLDERS OF CML

                         A.   By:_________________________

                              Name:_______________________

                              Title:______________________

                         B.   By:_________________________

                              Name:_______________________

                              Title:______________________

                         C.   By:_________________________

                              Name:_______________________

                              Title:______________________